Exhibit 99.1

India Globalization Capital Plan Receives NYSE AMEX Acceptance

BETHESDA, Md., May 4, 2010 – MARKETWIRE – India Globalization Capital, Inc. (NYSE Amex: IGC), a company competing in the rapidly growing materials and infrastructure industry in India, today announced that its plan submitted to the NYSE Amex LLC (the “Exchange”) to regain listing compliance has been accepted.

On April 5, 2010, the Company announced it had received notice from the Exchange stating that the Company was not in compliance with Section 704 of the Exchange’s Company Guide. Specifically, the Company failed to hold an annual meeting of its stockholders during 2009. The Company has since submitted a plan to the Exchange to provide for the holding of a meeting of stockholders on or before September 30, 2010.

The Company received notice from the Exchange notifying us that after review of our plan, the Exchange determined that we made a reasonable demonstration of an ability to regain compliance with the continued listing standards and they therefore granted us an extension to regain compliance with Section 704 by September 30, 2010.  Pursuant to the extension, we must continue to provide the Exchange with updates regarding the initiatives set forth in the plan and the Exchange will periodically review our company to determine our progress and compliance with the plan.  If the Exchange does not believe that we are progressing as set forth in the plan or if we do not regain compliance by September 30, 2010, they may immediately commence delisting proceedings.

About India Globalization Capital
India Globalization Capital is an infrastructure and materials company operating in India, and builds roads, bridges and highways, and provides materials to the infrastructure industry in India and China. The Company has offices in Maryland, Mauritius, Nagpur, Cochin, Delhi, and Bangalore. For more information about India Globalization Capital, please visit www.indiaglobalcap.com.

Forward-Looking Statements:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management's current views and are subject to risks and uncertainties that could cause actual results to differ materially from those projected, expressed or implied in these statements. Factors that could cause actual results to differ, relate to the ability of the Company to execute its plan and hold a stockholders meeting on or before September 30, 2010. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. Other factors and risks that could cause or contribute to actual results differing materially from such forward-looking statements have been discussed in greater detail in the company's Form 10-K for the fiscal year ended March 31, 2009 and our other filings with the Securities and Exchange Commission.

Investor Relations Contact:
Howard Gostfrand

American Capital Ventures
305-918-7000
info@amcapventures.com